Exhibit 3.1

                 State of Delaware
                Secretary of State
           Division of Corporations
     Delivered  11:37 AM 11/25/2015
        FILED  11:37 AM 11/25/2015
SR 20151080699 - File Number 3484724

 CERTIFICATE OF DESIGNATION
OF
SERIES B PREFERRED STOCK
OF
SOLAR3D, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

The undersigned DOES HEREBY CERTIFY that the following resolutions establishing a new series of preferred stock were duly adopted by the Board of Directors (the “Board of Directors”) of Solar3D, Inc., a Delaware corporation (the “Corporation”), at a meeting duly convened and held, at which a quorum was present and acting throughout:

RESOLVED,  that pursuant to the authority conferred on the Board of Directors  of this Corporation by Article Fourth of the Corporation’s Certificate of Incorporation,  as amended,  the Board of Directors of this Corporation  hereby establishes a series of the authorized preferred  stock of this Corporation, $0.001  par value per share, which series will be designated as "Series B Preferred Stock,"  and which will consist of 1,700,000 shares and will have the following rights, preferences,  privileges and restrictions (capitalized  terms not defined herein shall have the meaning given to such terms in the Certificate of Incorporation,  as amended, of this Corporation):

A.          Dividends and Distributions. The holders of outstanding shares of the Series B Preferred Stock shall be entitled to receive dividends, if, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, at the rate of $0.01 per share per annum (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), payable in preference and priority to any payment of any dividend on the Common Stock and payable as the Board of Directors may from time to time determine.  The right to such dividend on the Series B Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to the holders of the Series B Preferred Stock by reason of the Board's failure to declare and set apart dividends thereon for any given period as herein provided.  If the Board of Directors shall elect to make further distribution of dividends after all dividends on the Series B Preferred Stock, as required by this Section 1 shall have been paid or declared and set apart for payment to holders of the Series B Preferred Stock, such dividends shall be made equally to all outstanding shares, preferred and common.

B.           Liquidation Preference.

(i)              In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, subject to the rights of any other series of Preferred Stock to be established by the Board of Directors of this Corporation (collectively, the "Senior  Preferred Stock"), the holders of the Series B Preferred Stock shall be entitled to receive, after any distribution with respect to the Senior Preferred Stock and prior to and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, $0.0001 for each share (as adjusted for any stock split, stock division or consolidation) of Series B Preferred Stock then-outstanding.

(ii)              Upon the completion of the distribution required by subparagraph (i) of this Section B, the remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series B Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series B Preferred Stock).

C.            Voting. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each Share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which each Share of Series B is convertible pursuant to Section E herein, as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series B Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

D.            Protective Provisions. So long as at least 100,000 shares of Series B Preferred Stock remain outstanding, without the consent of the holders of at least a majority of the shares of Series B Preferred Stock then outstanding, in their sole discretion, voting as a separate series, given in writing or by vote at a meeting of such called for such purpose, this Corporation will not:

(i)               amend, alter or repeal any provision of the Certificate  of Incorporation  or bylaws of this Corporation  or this Certificate of Designations, each as amended, so as to adversely affect any of the rights, preferences,  privileges, limitations or restrictions provided for the benefit of the holders of the Series B Preferred Stock; or

(v)              issue or sell, or obligate itself to issue or sell, any additional  shares of Series B Preferred Stock, or any securities  that are convertible  into or exchangeable for shares of Series B Preferred Stock.

E.             Conversion.

(i)              Conversion at Election of Holder.  The shares of Series B Preferred Stock may be converted into shares of Common Stock as set forth herein, at the election of the holders at any time and from time to time after the original issuance, at the option of each Holder thereof, into that number of shares of Common Stock set forth in Section E(ii). Holders shall effect conversions by providing the Corporation with notice in the form of conversion notice attached hereto as Annex A.

(ii)             Conversion Rate.   Each share of Series B Preferred  Stock shall be convertible into one share of Common Stock, subject to adjustment from time to time as provided in this Certificate of Designation.  All references to the Conversion Rate herein mean the Conversion Rate as so adjusted.

(iii)             Subdivisions; Combinations.  In the event this Corporation should at any time prior to the conversion  of the Series B Preferred Stock fix a record date for the effectuation  of a split or subdivision  of the outstanding shares of Common Stock or the determination of holders of Common  Stock entitled  to receive a dividend or other distribution payable in additional  shares of Common Stock, then, as of such record date (or the date of such dividend,  distribution, split or subdivision  if no record date is fixed), the Conversion  Rate shall be appropriately decreased  so that the number of shares of Common  Stock  issuable on conversion  of each share of such series shall be increased in proportion  to such increase  in the aggregate number of shares of Common  Stock outstanding.   If the number of shares of Common Stock outstanding at any time prior to the conversion of the Series B Preferred Stock is decreased by a reverse split or combination of the outstanding shares of Common Stock, then, following the record date for such reverse split or combination, the Conversion Rate shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(iv)            Recapitalizations. If at any time or from time to time after the effective date of this Certificate  of Designations there is a recapitalization, reclassification, reorganization or similar event, then in any such event each holder of a share of Series B Preferred  Stock shall have the right thereafter  to convert such share into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization  or other change  by a holder of the number of shares of Common  Stock into which such share of Series B Preferred  Stock could have been converted  immediately prior to such recapitalization, reclassification, reorganization, or other change, all subject to further adjustment  as provided herein or with respect to such other securities or property by the terms thereof.

(v)             No Impairment. This Corporation  will not, by amendment of its Certificate of Incorporation or this Certificate  of Designations (except in accordance with applicable  law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger,  dissolution,  issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed  or performed  under this Section  E by this Corporation, but will in good faith assist in the carrying  out of all the provisions of this Section  E and in the taking of all such action as may be necessary or appropriate in order to protect the conversion  rights of the holders of Series B Preferred Stock against impairment.

(vi)            Reservation. This Corporation  shall at all times reserve and keep available out of its authorized  but unissued shares of Common  Stock,  to effect conversions, such number of duly authorized  shares of Common Stock as shall from time to time be sufficient  to effect the conversion  of all outstanding shares of Series B Preferred Stock; and if at any time the number of authorized  but unissued shares of Common Stock shall not be sufficient  to effect  the conversion of all then outstanding shares of the Series B Preferred Stock, in addition  to such other remedies as shall be available  to the holder of the Series B Preferred Stock, this Corporation will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Corporation's  Certificate of Incorporation.

F.            Redemption by this Corporation. The Series B Preferred Shares shall not be redeemable by this Corporation.

G.            Reacquired Shares.  Any shares of Series B Preferred Stock which will have been converted will be retired and cancelled promptly after the acquisition thereof.  All such shares will upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other certificate of designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

RESOLVED, FURTHER, that the officers of this Corporation be, and each of them hereby is, authorized and empowered on behalf of this Corporation to execute, verify and file a certificate of designation in accordance with Delaware law.

IN WITNESS WHEREOF, Solar3D, Inc.  has caused this certificate to be duly executed by its duly authorized officers this  24th  day of November 2015.

SOLAR 3D, INC.

By: /s/ James B. Nelson
       James B. Nelson, Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series B Preferred Stock indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”), of Solar3D,  Inc. a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below.

Conversion calculations:

Date to Effect Conversions:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be converted:

Number of shares of Common Stock to be issued:

Address for Delivery:

or DWAC Instructions:

Name of Entity Holder______________ (Please Print)

By:
Name:
Title:

Name of Individual Holder______________ (Please Print)
______________________ (Signature of Individual Holder)